Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: March 14, 2016

XENIA HOTELS & RESORTS ANNOUNCES SENIOR MANAGEMENT CHANGES

Andrew Welch steps down from CFO and Treasurer positions

Joseph Johnson named Principal Financial Officer

Thomas Brennan hired as Senior Vice President of Asset Management

Orlando, FL – March 14, 2016 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced that Andrew Welch has stepped down from his positions as Executive Vice President, Chief Financial Officer and Treasurer by mutual agreement with the Company’s Board of Directors (the “Board”). The Board has appointed Joseph Johnson, Senior Vice President and Chief Accounting Officer, as Principal Financial Officer and Treasurer, effective immediately. The Company has commenced a search to identify a highly-qualified finance professional to serve as Chief Financial Officer and Treasurer, with both internal and external candidates being considered.

“On behalf of our Board, we thank Andy for his contributions to the Company during his tenure and wish him well in his future endeavors,” said Marcel Verbaas, President and Chief Executive Officer of Xenia Hotels & Resorts. “Having worked closely with Andy over the past year, Joe is intimately familiar with our financial planning and reporting processes as well as our assets and capital markets initiatives. This knowledge, together with his strong accounting, financial and management skills, make him the right person to take on additional finance responsibilities as we complete the search process to identify a seasoned executive to serve as our permanent Chief Financial Officer.”

Jeffrey Donahue, Chairman of the Board, commented, “The Board has full confidence in Xenia’s management team to execute its strategic plan and we know that Joe will continue to be instrumental in advancing key business initiatives.”

Mr. Johnson will continue in his role as Senior Vice President and Chief Accounting Officer while assuming responsibility for the Company’s finance department until such time as a permanent Chief Financial Officer has been added. Since joining Xenia in May 2015, he has played a key role in analyzing the Company’s financial performance and overseeing all aspects of the accounting, tax, internal audit and information technology functions. Previously, Mr. Johnson served as Senior Vice President, Chief Financial Officer and Treasurer of CNL Healthcare Properties, Inc. and CNL Lifestyle Properties, Inc.

Commenting on his departure, Mr. Welch said, “After careful consideration, I have decided it is in the best interests of the Company to resign from my position as Chief

Financial Officer and pursue other business opportunities. I’m proud to have helped guide Xenia through its successful public listing and of the significant progress that has occurred since. I leave the Company with full confidence that its best days are ahead.”

Separately, Xenia has hired lodging industry veteran Thomas Brennan as Senior Vice President of Asset Management. Mr. Brennan, who has substantial real estate operations experience, will oversee the asset management department and report directly to Barry A.N. Bloom, the Company’s Executive Vice President and Chief Operating Officer. Adding considerable depth to the operations team, the addition of Mr. Brennan will enable Mr. Bloom to maintain overall responsibility for the asset management and project management functions, assume responsibility for leading the Company’s corporate strategy and analytics department and continue to be heavily involved in the Company’s investor relations efforts.

“Tom comes to us with a wealth of lodging experience and a proven track record of growing the value of hotel real estate,” said Mr. Bloom. “His extensive background coupled with his broad understanding of real estate dynamics make him well-suited to lead our asset management team.”

Prior to joining Xenia, Mr. Brennan was a Senior Vice President at The JBG Companies, a private equity firm where he oversaw its $1 billion hotel real estate group. Additionally, among other positions in the lodging industry, Mr. Brennan has held senior management roles at DiamondRock Hospitality Company and Host Hotels & Resorts, where he was responsible for a variety of asset management functions.

About Xenia Hotels & Resorts, Inc.

Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service, lifestyle and urban upscale hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 50 hotels, including 48 wholly owned hotels, comprising 12,548 rooms, across 21 states and the District of Columbia. Xenia’s hotels are primarily operated by industry leaders such as Marriott®, Hilton®, Kimpton®, Hyatt®, Starwood®, Aston®, Fairmont® and Loews®, as well as leading independent management companies including Sage Hospitality, The Kessler Collection, Urgo Hotels & Resorts, Davidson Hotels & Resorts and Concord Hospitality. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.

Contact:

Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 317-6950

For additional information or to receive press releases via email, please visit our website at

www.xeniareit.com

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